EXHIBIT 99.1








           Synergy Resources Reports Fiscal First Quarter 2013 Results
            Revenues up 86% to $8.3 Million, Driving Operating Income
                 up 119% to $3.5 Million and Net Income of $0.04
                                    per Share

Company to Host Investor Conference Call Today, January 9, 2013 at 12:00 p.m. ET

PLATTEVILLE,  Colo., January 9, 2013 -- Synergy Resources Corporation (NYSE Mkt:
SYRG), a U.S. oil and gas exploration and production Company focused on the Denver-Julesburg Basin, reported its fiscal first quarter results for the period ended November 30, 2012.

First Quarter 2013 Financial Highlights vs. Same Year-Ago Quarter

     o    Revenues increased 86% to a $8.3 million

     o    Operating income improved 119% to $3.5 million

     o    Net income increased 38% to $2.2 million or $0.04 per share

     o Adjusted EBITDA (a non-GAAP metric) totaled $6.0 million, up 107%, representing a 73% return on revenue

     o At November 30, 2012, cash and equivalents totaled $12.5 million, borrowings were $5.5 million and available credit facility was $41.5 million

First Quarter 2013 Operational Highlights

     o Net oil and natural gas production increased 89% to 150,909 barrels of oil equivalent (BOE), averaging 1,658 BOE per day versus 876, as compared to the same year-ago quarter

     o As operator, drilled 25 vertical wells and brought 15 into production during the quarter, increasing the total number of wells drilled as operator to 132, with 112 brought into production

     o Reached agreement to acquire Orr Energy, closed on December 5th, adding to the Company's acreage and production profile in the core Wattenberg Field and Northern extension of this field

     o Participated with Encana Corp in six vertical wells that were brought on-line (working interests of 25% - 66%)

     o Participated with Bill Barrett Corp in two horizontal Niobrara wells, one drilled to the B Bench and the other drilled to the C Bench (working interests of 12.5%)

     o As of December 31, 2012, the Company had completed, acquired or participated in a total of 250 producing oil and gas wells, and was working to bring on-line an additional 23 wells which had been drilled during the quarter.

First Quarter 2013 Financial Results

Revenues totaled $8.3 million, up 23% from $6.7 million in the previous quarter and up 86% from $4.5 million in the same quarter a year ago. The year-over-year improvement was attributed to an 89% increase in production, primarily from the new wells brought on line, offset by a 2% decrease in the realized average selling price per BOE. During fiscal Q1 2013, average selling prices were $81.03 per barrel of oil and $4.27 per mcf of gas, as compared to $83.03 and $5.23, respectively, a year-ago.

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

Operating income increased to $3.5 million, up 4% from $3.4 million in the previous quarter and up 119% from $1.6 million in the same year-ago period. Net income increased to $2.2 million or $0.04 per basic and diluted share, up 15% from $1.9 million or $0.04 per basic and diluted share in the previous quarter and up 38% from $1.6 million or $0.05 per basic and $0.04 per diluted share in the same year ago period. Fiscal Q1 2012 did not include any income tax expense, while fiscal Q1 2013 included a deferred tax expense of $1.3 million (equivalent to $0.03 per share).

Adjusted EBITDA increased to $6.0 million, up 20% from $5.0 million in the previous quarter and up 107% from $2.9 million in the same year-ago quarter. This represented a 73% return on revenue in the first fiscal quarter of 2013, up from 65% return in Q1 in 2012.

As of November 30, 2012, the Company's cash and equivalents totaled $12.5 million, as compared to $19.3 million at August 31, 2012. At November 30, 2012, there was $41.5 million available to borrow under the revolving line of credit.

     The following table presents certain per unit metrics that compare results of the corresponding quarterly reporting periods:

--------------------------------------------------------------------------------
                                        Three Months Ended
                          ------------------------------------------------------
  Per Unit Metric          November 30, 2012      November 30, 2011  % Change
                                                                     --------

Sales volumes - oil                     80,301                             110%
(Bbls)                                                       38,277
Sales volumes - gas (Mcf)              423,646              248,486         70%
Sales Volumes - BOE                    150,909               79,691         89%
BOEPD                                    1,658                  876


Revenue (in thousands)
Oil                                  $   6,507                3,178        105%
Gas                                      1,807                1,301         39%
                          ---------------------   ------------------
Total                                $   8,314                4,479         86%

Average sales price - oil ($/Bbls    $   81.03            $   83.03         -2%
Average sales price - gas ($/Mcf          4.27                 5.23        -19%
Average sales price - ($/BOE)            55.09                56.20         -2%

Lease operating expense ($/BOE)      $    3.47            $    2.67         30%
Production taxes ($/BOE)                  5.40                 5.08          6%
DD&A expense ($/BOE)                     15.37                15.23          1%
G&A expense ($/BOE)                       7.36                11.79        -38%

--------------------------------------------------------------------------------

     * "Bbl" refers to one stock tank barrel, or 42 U.S. gallons liquid volume in reference to crude oil or other liquid hydrocarbons. "Mcf" refers to one thousand cubic feet. A BOE (i.e. barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil.

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

Management Commentary

"We remained very active in our vertical drilling program in the first quarter, drilling all 25 of our vertical wells we had planned on budget and ahead of schedule," said Synergy Resources President and CEO Edward Holloway. "We extended the program with two additional vertical wells drilled in December. Completion activities on these wells are underway, with initial production from these wells expected in the second quarter. This accelerated pace now allows us to focus on our horizontal drilling program for the remainder of this year.

"This horizontal drilling program includes up to four horizontal wells to be drilled for our own account, with an anticipated start date in fiscal Q3. Our 2013 capital expenditure plans calls for participation in 10 non-operated horizontal wells. However, recent discussions with other major operators indicate an acceleration of horizontal drilling plans in the Wattenberg field and we have been given notice on 16 wells. Fourteen of the potential wells are in the Wattenberg Field and two are in the extended area of the field.

"We recently were able to significantly increase our borrowing facility to $150 million, with an initial borrowing base of $47 million and a maximum interest rate of LIBOR plus 3.25%. This expanded line was used to close the acquisition of Orr Energy, which added 36 wells producing an estimated 360 BOE per day. We are now reviewing operational status of these wells to determine ways to further stimulate production. We are also evaluating seismic data on the undrilled 1,005 net acres in Grover, Colorado that we acquired from Orr, in order to determine where and when we will begin drilling. We also initiated our commodity hedging program which will continue to be put in place over the next several months. Our initial hedge covering approximately 15% of production consists of swaps covering 24 months with an average price of $91. We expect to ultimately hedge in excess of 45% of our annual production.

"Altogether, it was another strong quarter for Synergy which not only demonstrated increasing production and continued high success rate with our drilling program, but more importantly substantially broadened the foundation of our operational base in one of the country's more prolific oil and gas fields. This puts us on course for significant sequential growth during the remainder of the fiscal year."

Conference Call

Synergy Resources will host a conference call later this morning, Wednesday, January 9, 2013 at 12:00 p.m. Eastern time (10:00 a.m. Mountain time) to discuss its fiscal first quarter 2013 results. President and CEO Ed Holloway, Vice President William Scaff, Jr. and CFO Monty Jennings will host the presentation, followed by a question and answer period.

Date: Wednesday, January 9, 2013
Time: 12:00 p.m. Eastern time (10:00 a.m. Mountain time)
Domestic Dial-In Number: 1-877-941-1427
International Dial-In Number: 1-480-629-9664
Conference ID#: 4586451

The conference call will be broadcast simultaneously and available for replay here and via the investor section of the Company's web site at www.syrginfo.com.

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

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Justin Vaicek of Liolios Group at (949) 574-3860.

A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until February 9, 2013.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin #: 4586451

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production Company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The Company's corporate offices are located in Platteville, Colorado. More Company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; and the volatility of the Company's stock price.

About Non-GAAP Financial Measures The Company uses "adjusted EBITDA," a non-GAAP financial measure, for internal managerial purposes when evaluating period-to-period comparisons. This measure is not a measure of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, net income, nor as a liquidity measure or indicator of cash flows or an indicator of operating performance reported in accordance with U.S. GAAP. The

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

non-GAAP financial measures that the Company uses may not be comparable to measures with similar titles reported by other companies. Also, in the future, the Company may disclose different non-GAAP financial measures in order to help investors more meaningfully evaluate and compare the Company's future results of operations to its previously reported results of operations. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. See, "Reconciliation of Non-GAAP Financial Measures," below for a detailed description of these measures as well as a reconciliation of each to the nearest U.S. GAAP measure.

Reconciliation of Non-GAAP Financial Measures

The Company defines adjusted EBITDA as net income (loss) adjusted to exclude the impact of interest expense, interest income, income taxes, depreciation, depletion and amortization for the period, and stock based compensation, plus/minus the change in fair value of derivative assets or liabilities.The Company believes adjusted EBITDA is relevant because it is a measure of cash available to fund capital expenditures and service debt and is a metric used by some industry analysts to provide a comparison of its results with its peers. The following table presents a reconciliation of each of the Company's non-GAAP financial measures to the nearest GAAP measure.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                   (Unaudited)
The following table presents a reconciliation of each of our non-GAAP financial measures to its nearest GAAP measure.

                                    Three Months Ended (in thousands)
                                  ----------------------------------------------
                                  November 30,      November       August 31,
                                      2012          30, 2011          2012
                                  --------------  -------------  ---------------
Adjusted EBITDA:

  Net income                       $      2,238    $     1,627    $      1,947
  Interest and related items, net            (7)            (8)            (10)
  Provision for deferred income tax       1,315              -           1,477
  Depletion, depletion, and
amortization                              2,320          1,214           1,410
  Stock based compensation                  168             97             150
                                  --------------  -------------  ---------------
    Adjusted EBITDA                $      6,034    $     2,930    $      4,974
                                  ==============  =============  ===============






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



Financial Statements

Condensed financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the financial statements, will be included in Synergy's Edgar Filings at www.sec.gov on Form 10-Q for the period ended November 30, 2012.


                          SYNERGY RESOURCES CORPORATION
                            CONDENSED BALANCE SHEETS
                            (Unaudited, in thousands)

                                             November 30         August 31
                                                2012               2012
                                           ----------------   ----------------

                                     ASSETS

Cash and cash equivalents                  $     12,465        $     19,284
Other current assets                              9,356               7,183
                                           ----------------   ----------------
  Total current assets                           21,821              26,467
                                           ----------------   ----------------
Oil and gas properties and other equipment      106,214              92,702
Deferred tax asset, net                               -                 332
Other assets                                      2,707               1,230
                                           ----------------   ----------------
    Total assets                           $    130,742        $    120,731
                                           ================   ================

                      LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities                        $     18,759        $    15,592
Revolving credit facility                         5,486              3,000
Deferred tax liability, net                         983                  -
Asset retirement obligations                      1,171              1,027
                                           ----------------   ----------------
  Total liabilities                              26,399             19,619
  Common Stock and paid-in capital              124,920            123,927
  Accumulated deficit                           (20,577)           (22,815)
                                           ----------------   ----------------
    Total shareholders' equity                  104,343            101,112
                                           ----------------   ----------------
      Total liabilities and
shareholders' equity                       $    130,742        $    120,731
                                           ================   ================

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

                          SYNERGY RESOURCES CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                (unaudited, in thousands, except per share data)

                                       Three Months Ended
                                   November 30    November 30
                                       2012           2011
                                   -------------  ------------

Oil and gas revenues               $    8,314     $    4,479
                                   -------------  ------------
Expenses:
  Direct operating expenses             1,337            706
  Depreciation, depletion,
    and amortization                    2,320          1,214
  General and administrative            1,111            940
                                   -------------  ------------
    Total expenses                      4,768          2,860
                                   -------------  ------------
Operating income                        3,546          1,619
                                   -------------  ------------
Other income:
  Interest Income                           7              8
                                   -------------  ------------
   Deferred income tax provision       (1,315)             -
                                   -------------  ------------
Net income                              2,238          1,627
                                   =============  ============
Net income per common share:
   Basic                           $     0.04     $     0.05
                                   =============  ============
  Diluted                          $     0.04     $     0.04
                                   =============  ============
Weighted average shares
   outstanding:
  Basic                            51,661,704     36,098,212
                                   =============  ============
  Diluted
                                   53,616,182     37,845,212
                                   =============  ============




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                          SYNERGY RESOURCES CORPORATION
                       CONDENSED STATEMENTS OF CASH FLOWS
                      - ----------------------------------
              For the three months ended November 30, 2012 and 2011
                (unaudited, in thousands, except per share data)
                                                      2012             2011
                                                 ---------------  --------------
Cash flows from operating activities:
   Net income                                     $     2,238      $    1,627
                                                 ---------------  --------------
   Adjustments to reconcile net income to net
   cash
   provided by operating activities:
   Depreciation, depletion, and amortization            2,320           1,214
   Provision for deferred taxes                         1,315               -
   Other, non-cash items                                  168              97
   Changes in operating assets and liabilities         (3,272)          1,649
                                                 ---------------  --------------
       Total adjustments                                  531           2,960
                                                 ---------------  --------------
   Net cash provided by operating activities            2,769           4,587
                                                 ---------------  --------------
    Cash flows from investing activities:
    Acquisition of property and equipment             (12,220)         (7,071)
                                                 ---------------  --------------
    Net cash used in investing activities             (12,220)         (7,071)
                                                 ---------------  --------------
    Cash flows from financing activities:

    Proceeds from exercise of warrants                    146               -
    Net proceeds from/(repayments of) revolving
    credit facility                                     2,486           5,392
    Principal repayment of related party notes
    payable                                                 -           5,200)
                                                 ---------------  --------------
    Net cash provided by financing activities           2,632             192
                                                 ---------------  --------------
    Net decrease in cash and equivalents               (6,819)         (2,292)
    Cash and equivalents at beginning of period        19,284           9,491
                                                 ---------------  --------------
    Cash and equivalents at end of period          $   12,465       $   7,199
                                                 ===============  ==============


Company Contact:

Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel (970) 737-1073

Investor Relations Contact:

Justin Vaicek
Liolios Group
syrg@liolios.com
Tel (949) 574-3860